Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "EDIFY ACQUISITION CORP.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF JULY, A.D. 2023, AT 2:30 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3781247 8100
SR# 20233044192

Authentication: 203790474
Date: 07-20-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:30 PM 07/20/2023
FILED 02:30 PM 07/20/2023
SR 20233044192 - File Number 3781247

**CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EDIFY ACQUISITION CORP.**

Edify Acquisition Corp., a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the "***DGCL***"), does hereby certify:

1. The name of the corporation is Edify Acquisition Corp. The corporation was originally incorporated pursuant to the DGCL on September 30, 2020.

2. The date of filing of the corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 30, 2020 and the date of filing the corporation's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was January 14, 2021, as further amended on December 22, 2022 (the "***Amended and Restated Certificate of Incorporation***").

3. The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(c) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

"(c) In the event that the Corporation has not consummated an initial Business Combination within 30 months from the date of the closing of the Offering (the "***Combination Period***"), upon the Corporation's or Sponsor's request, the Corporation may extend the Combination Period by (i) three months on a single occasion(the "***Initial Extension***") and (ii) following the Initial Extension, one month each on up to three occasions (each, a "***Subsequent Extension***"), but in no event to a date later than January 20, 2024 (or, in each case, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open); provided that the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with."

RESOLVED, that Section 9.2(a) of Article IX of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced by the following:

"(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the "***Redemption Rights***") hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the "***Redemption Price***"). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering."

RESOLVED, that Section 4.3(b)(1)of Article IV of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced by the following:

"(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the "Initial Conversion Ratio") by the holder, in its sole discretion, prior to the closing of the Business Combination."

4. That thereafter, said amendment was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this day of July 20, 2023.

Name: Morris Beyda
Title: Chief Financial Officer